Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and between

ASURE SOFTWARE, INC.

and

ROOMTAG, LLC

Dated as of August 8, 2014

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made as of the 8th day of August, 2014, by and between Asure Software, Inc., a Delaware corporation (“Purchaser”), and Roomtag, LLC, a Maryland limited liability company (“Seller”).

WITNESSETH:

WHEREAS, Seller is a leading vendor of web-based space management software for tracking people, space and physical assets (the “Business”); and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all the assets and certain specified liabilities of the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.

SALE AND PURCHASE OF ASSETS AND CLOSING

1.1. Sale and Purchase.On the terms and subject to the conditions of this Agreement, at Closing (as hereinafter defined in Section 1.8), Seller hereby agrees to sell, convey, assign, deliver and transfer to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to the following assets and properties, tangible or intangible, wherever located, other than the Excluded Assets (as hereinafter defined in Section 1.2) (collectively, the “Purchased Assets”), free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”):

(a) All machinery and equipment, tools, office equipment, computer equipment, hardware, software and related program documentation, supplies, telephones and other tangible personal property owned by Seller and used in the conduct of the Business (“Tangible Personal Property”);

(b) All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, materials, testing units, and other inventories, wherever located, owned, solely employed or held for use by Seller in the conduct of the Business;

(c) All Purchased Intellectual Property (as hereinafter defined in Subsection 2.9(f)(i)), provided however, that Marcia Hart may use, solely in connection with performing her services under the Independent Contractor Agreement (as defined in Section 4.1(e)) and until the termination of  the Independent Contractor Agreement, the following email addresses: marcia@roomtag.com and Marcia.hart@roomtag.com which shall be tied to and forwarded to marciahart@gmail.com;

(d) Originals, or where not available, copies, of all existing books and records (including computer records) of Seller, including books of account, ledgers, general business, financial and accounting records, price lists, purchase orders, sales records, research and development files, strategic plans, personnel records of employees of Seller hired by Purchaser, customer lists, supplier lists, customer complaints, mailing lists, promotional and advertising materials, and research and intellectual property files relating to the Purchased Intellectual Property and Intellectual Property Licenses (as hereinafter defined in Subsection 2.9(f)(ii));

(e) All contracts, leases, deeds, mortgages, licenses, instruments, commitments, undertakings and other agreements, commitments and legally binding arrangements, whether written or oral, including Intellectual Property Licenses, to which Seller is a party or which relate to the Business, including those set forth on Schedule 1.1(e) (collectively, the “Assigned Contracts”);

(f) All prepaid expenses, credits, advances, security, refunds, deposits, rights of recovery, rights of set-off,  and charges relating to the Business;

(g) All of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(j)           All insurance benefits, including all claims, rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities (as hereinafter defined in Section 1.6);

(k)           All rights to any actions of any nature available to Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by counterclaim or otherwise; and

(l)           The goodwill and going concern value of the Business (the “Goodwill”).

Anything herein to the contrary notwithstanding, this Agreement and any instrument executed pursuant hereto shall not constitute an assignment of any claim, contract, license, lease, purchase order, Assigned Contract, or other commitment included in the Purchased Assets (collectively, the “Commitments”) if an attempted assignment or transfer of the same without the consent of the other party thereto or the applicable governmental agency would be ineffective or would constitute a breach or violation thereof so that Purchaser would not in fact receive all of the rights and benefits of  Seller or such other assigning party thereunder.  If by the Closing Date any such consent has not been obtained, Seller shall after the Closing use its reasonable efforts to provide for the Purchaser the benefits under any such Commitment without such arrangement causing a breach or violation of such Commitment; provided, however, that Seller or such other assigning party shall not be required to incur financial expense or obligation in connection with its obligations under this section.  If Seller or such other assigning party is unable to obtain such consent to any transfer or assignment of an Assigned Contract, Seller shall so indicate as to each such Assigned Contract on Schedule 1.1(e) hereto, such inability shall not constitute or be deemed to be a breach of any provision of this Agreement, and Seller and Purchaser shall work together and reasonably cooperate following Closing to obtain such consents.

1.2. Excluded Assets.  Under the terms of this Agreement, Purchaser will not purchase from Seller and Seller will retain the assets of Seller not constituting the Purchased Assets (collectively, the “Excluded Assets”), to include without limitation:

(a) All of Seller’s cash and cash equivalents;

(b) All oral and written contracts, leases, deeds, mortgages, licenses, agreements, instruments, commitments, undertakings, purchase orders or other legally binding arrangements that are not Assigned Contracts; and

(c) Organizational documents, minute books, stock records and tax records of Seller.

1.3. Purchase Price.

The aggregate purchase price (the “Purchase Price”) for the Purchased Assets shall be One Million Six Hundred Ninety Three Thousand Dollars ($1,693,000), subject to adjustment pursuant to Section 1.5 hereof.  The Purchase Price shall be paid as follows:

(a) Nine Hundred Thirty Three Thousand Dollars ($933,000) in cash (the “Closing Day Cash Payment”). The Closing Day Cash Payment shall be paid at Closing by wire transfer of immediately available funds to the account specified by Seller in writing; and

(b) Seven Hundred Sixty Thousand Dollars ($760,000) shall be paid to Seller by delivery at Closing of an unsecured subordinated promissory note of Purchaser in the form attached hereto as Exhibit A (the “Note”). The maximum amount of principal and accrued interest payable under the Note shall not exceed Seven Hundred Sixty Thousand Dollars  ($760,000). The Note shall be subordinate to Purchaser’s credit agreement with Wells Fargo Bank, National Association (“Wells Fargo”).

Subject to the Seller Indemnity Cap (as hereinafter defined in Section 5.7) in any event, it is expressly understood that amounts payable to Seller under the Note shall be used to offset and satisfy claims made under Section 5 against Seller by Purchaser or any other Purchaser Indemnitee (as hereinafter defined in Section 5.2) for indemnification up to the Offset Maximum Amount (as hereinafter defined in Section 5.5).

1.4. Allocation of Purchase Price. Seller and Purchaser agree that the Purchase Price shall be allocated among the Purchased Assets for all purposes as shown on an allocation schedule to be finalized following Closing (as set forth below) and shall be categorized as set forth on and be substantially in the form of Schedule 1.4 (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Purchaser and delivered to Seller within ninety (90) days after the Closing Date.  For a period of ten (10) days after Purchaser provides the Allocation Schedule to Seller, Seller shall have the opportunity to review and comment on the Allocation Schedule. If Seller notifies Purchaser in writing that Seller objects to one or more of the allocations reflected in the Allocation Schedule, Purchaser and Seller shall negotiate in good faith to resolve such dispute; provided, however, that if Purchaser and Seller are unable to resolve any dispute with respect to the Allocation Schedule within twenty (20) days after the end of ten (10) day review and comment period, such dispute shall be referred to an impartial firm of  independent certified public accountants with offices in Austin, Texas that has no prior relationship with either Seller or Purchaser (the “Independent Accountants”), as mutually agreed to by Purchaser and Seller, for resolution as promptly as practicable. The Allocation Schedule as so agreed to or determined by the Independent Accountants shall be conclusive and binding upon the parties, and the parties agree that that all tax returns (including IRS Form 8594) and all financial statements of the parties shall be prepared in a manner consistent with (and the parties shall not otherwise file a tax return or take any tax position inconsistent with) the such Allocation Schedule. The fees and expenses of the Independent Accountants shall be borne equally by Purchaser and Seller.

1.5. Purchase Price Adjustment.

(a) Reserved.

(b) Schedule 1.5(b) contains a list of: (i) current customers of Seller; and (ii) certain companies whom Seller has identified may or could become customers following Closing (collectively, the “Customers”). In the event that Purchaser recognizes Revenue (as defined below) of less than Three Hundred Seventy-Two Thousand Dollars ($372,000) in the aggregate for the 12-month period following Closing (the “Revenue Threshold”), Purchaser shall be entitled to reduce the payment otherwise owed to Seller on the Maturity Date under the Note by the aggregate amount by which such Revenue was less than the Revenue Threshold, it being expressly understood that in the event that Purchaser receives Revenue that meets or exceeds the Revenue Threshold, no reduction shall be made to the amounts otherwise due Seller under the Note. For purposes of the foregoing, “Revenue” shall mean payment received from the Customers either prior to Closing or during the fifteen (15) month period following Closing and recognized by Purchaser during the twelve (12) month period following Closing in accordance with its customary accounting principles. Purchaser shall prepare and deliver to Seller within twenty (20) business days of the end of each calendar month following Closing a written statement reflecting in reasonable detail Purchaser’s computation of the Revenue, including the amount of revenue recognized, any outstanding invoices, and an update on discussions regarding contract renewals or termination.

1.6. Assumption of Seller Liabilities.   Subject to the terms and conditions set forth herein, Purchaser shall assume and agree to pay, perform and discharge only the following liabilities of Seller (collectively, the “Assumed Liabilities”): all obligations and liabilities arising and accruing after the Closing from the Assigned Contracts but only to the extent that such obligations and liabilities do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing Date.

1.7. Excluded Liabilities.  Notwithstanding the provisions of Section 1.6 or any other provisions in this Agreement to the contrary, Purchaser shall not assume and shall not be responsible to pay, perform or discharge any liabilities of Seller of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”), and the Seller shall pay and remain responsible for all such Excluded Liabilities.  Without limiting the generality of this Section 1.7, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any liability of Seller arising from, or in connection with, the conduct of the Business prior to the Closing or the ownership of the Purchased Assets by Seller prior to the Closing, including, without limitation, any such liabilities arising by reason of any violation or claimed violation by Seller, by acts or events or omissions arising or occurring prior to the Closing, of any federal, state or local law, rule, regulation, ordinance or any requirement of any governmental body;

(b) to the extent not covered by any applicable manufacturer’s warranty, any warranty liability of Seller or similar obligation of Seller arising from products sold or services rendered prior to the Closing;

(c) any liability of Seller related to or arising out of the Excluded Assets;

(d) any liability for (i) any taxes required by law to be paid by Seller relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or before the Closing Date; (ii) any taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller under Section 7.4; or (iii) other taxes of Seller of any kind or description (including any liability for taxes of Seller that becomes a liability of Purchaser under the principles of transferee or successor liability or otherwise by operation of contract or law);

(e) any liability of Seller for any present or former employees, agents or independent contractors of Seller, including, without limitation, any liabilities associated with any claims for wages, bonuses, commissions, accrued vacation or other benefits, severance, termination or other payments accrued or incurred prior to Closing;

(f) any liability under any Employee Benefit Plan (later defined), including without limitation, any employee benefit plan of or sponsored by Seller, any 401K plan or any other “employee pension benefit plan” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”);

(g) any liability or obligation with respect to indebtedness of Seller or the Business owing to any bank or other financial institution;

(h) any trade payables and accounts payable of Seller;

(i) any liability arising out of or relating to any employee grievance against Seller arising from or relating to events or omissions prior to Closing;

(j) any liability or obligation under or relating to that certain founder compensation agreement between Seller and Marcia Hart dated as of August 15, 2009 (the “Founder Compensation Agreement”).

1.8. Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (“Closing”) shall take place simultaneously with the execution of this Agreement on the date hereof at the offices of Messerli & Kramer P.A., at 100 South Fifth Street, Minneapolis, Minnesota, or at such other place and on such other date as the Seller and Purchaser shall agree. The date on which the Closing occurs is referred to as the “Closing Date.”  The Closing shall be deemed to occur at 12:01 a.m. on the Closing Date.

SECTION 2.
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller’s disclosure schedule (the “Seller Disclosure Schedule”), Seller represents and warrants to Purchaser that the statements contained in this Section 2 are true and correct as of the date hereof. For purposes of this Section 2, “Seller’s knowledge” means the actual knowledge of Marcia Hart after due inquiry.

2.1. Organization and Qualification.   Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and has full limited liability company power and authority to own or lease its properties and to conduct the Business in the manner and in the places where such properties are owned or leased or as the Business is currently conducted.  Seller has no subsidiaries.

2.2. Authority.  Seller has full limited liability company power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Seller pursuant to this Agreement (each, a “Seller Ancillary Agreement” and, collectively, the “Seller Ancillary Agreements”) and to carry out the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each Seller Ancillary Agreement has been duly and validly authorized and approved by all necessary action on the part of Seller and no other action on the part of Seller or its members is required in connection therewith.  This Agreement and each Seller Ancillary Agreement constitutes or, when executed and delivered by Seller, will constitute the legal, valid and binding obligation of Seller, each enforceable in accordance with its respective terms, except to the extent that enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or similar laws of general application affecting creditors’ rights or by the application by a court of equity principles.

2.3. No Conflicts; Consents.  The execution, delivery and performance by Seller of this Agreement and each Seller Ancillary Agreement does not and will not: (a) to Seller’s knowledge, violate any foreign, federal, state, local or other laws, regulations or ordinances applicable to Seller; (b) violate any term or provision of the certificate of formation or operating agreement of Seller; (c) except as set forth on Schedule 2.3, require the consent, notice or other action by any person under,  conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any contract or permit to which Seller is a party or by which Seller is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. Except as set forth on Schedule 2.3, no consent, waiver, approval, order, declaration, filing with or notice to, any governmental or regulatory authority, agency or court is required by or with respect to Seller in connection with the execution, delivery and performance of this Agreement and each Seller Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby.

2.4. Financial Statements.  Seller has delivered to Purchaser complete copies of the following financial information: (i) Seller’s unaudited internally prepared financial statements for the fiscal years ended  2012 and 2013 (collectively, the “Year End Financial Statements”), and (ii) Seller’s unaudited internally prepared financial statements for the period ended June 30, 2014 (the “Interim Financial Statements” and together with the Year End Financial Statements, the “Financial Statements”). Purchaser acknowledges that the Financial Statements have not been prepared in accordance with GAAP but have been prepared based on the books and records of Seller, and fairly present the financial position of Seller as of the respective dates and for the periods indicated above.

2.5. Undisclosed Liabilities.  Except as reflected in the Interim Financial Statements or as disclosed in the Seller Disclosure Schedule, Seller does not have any liability or obligation of a material nature with respect to the Business.

2.6. Customer Accounts and Billings.  Seller invoices customer accounts on a quarterly basis or otherwise consistent with each customer agreement listed in Schedule 2.8. Schedule 2.6 is a complete and accurate list of Seller’s customer accounts and billings, showing for each account for the period January 1, 2013 through July 15, 2014 (i) the beginning and ending subscription period, (ii) the frequency of billings and terms of payment; (iii) each invoice date and payment amount received by Seller; and (iv) the next open invoice and due date and payment amount. Seller has furnished to Purchaser complete copies of all customer invoices posted or issued during the period commencing on July 1, 2014 and ending on the Closing Date.

2.7. Title to Purchased Assets. Seller owns and has good and marketable title to, or a valid and enforceable leasehold or license interest in, the Purchased Assets. None of the Purchased Assets is subject to any Encumbrance.  The Tangible Personal Property is in good repair and operating condition, normal wear and tear excepted.  Except for the Excluded Assets, the Purchased Assets constitute all of the assets and properties used in and necessary to conduct the Business as currently conducted by Seller. None of the Excluded Assets are material to the Business.

2.8. Material Contracts.

(a) Schedule 2.8 sets forth a list that is correct and complete in all material respects of the following Assigned Contracts (including the contracts required to be listed on Schedules 2.9(b)(i) and 2.9(e), the “Material Contracts”):

(i) any contract or other arrangement involving aggregate consideration in excess of $10,000, specifically including all customer agreements, support agreements, supplier agreements, reseller agreements, referral agreements, hosting agreements, licensing agreements, software development agreements, and agreements relating to Intellectual Property;

(ii) any contract or other arrangement that provides for the indemnification by Seller of any person or the assumption of any tax, environmental or other liability of any person;

(iii) any contracts or other arrangement that relates to the acquisition or disposition of any business, a material amount of stock or assets of any other person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv) any reseller, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contract to which Seller is a party;

(v) any contracts with independent contractors or consultants (or similar arrangements) to which Seller is a party and which are not cancellable without material penalty or without the provision of more than ninety (90) days’ prior notice;

(vi) except for those contracts relating to commercially available off-the-shelf items as defined in Subpart 2.101 of the Federal Acquisition Regulations, any contract with any governmental authority to which Seller is a party;

(vii) any contract to which Seller is a party that provides for any joint venture, partnership or similar arrangement by Seller;

(viii) any contracts or other arrangement between or among Seller on the one hand and Seller or any affiliate of Seller (other than Seller) on the other hand; and

(ix) any other contract or other arrangement that is material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 2.8.

(b) Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s knowledge, any other party thereto: (i) is in breach of or default under (or is alleged to be in breach of or default under) any Material Contract in any material respect, or (ii) has provided or received any notice of any intention to terminate, any Material Contract. To Seller’s knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other material change in any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser. There are no material disputes pending or, to Seller’s knowledge, threatened under any Assigned Contract.

2.9. Intellectual Property.

(a) Schedule 2.9(a) lists all Purchased Intellectual Property (defined in Subsection 2.9(f) below).  Seller is the sole owner of all right, title and interest in and to the Purchased Intellectual Property, free and clear of any Encumbrance. Seller has entered into binding, written agreements with every current and former employee of Seller, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to Seller any ownership interest and right they may have in the Purchased Intellectual Property; and (ii) acknowledge Seller’s exclusive ownership of all Purchased Intellectual Property. Seller has provided Purchaser with true and complete copies of all such agreements. Seller is in full compliance with all legal requirements applicable to Seller’s ownership and use of the Purchased Intellectual Property. All authorized users of Seller’s software (whether on-premise or by SaaS subscription) are licensees and have no right or claim to ownership of the software owned by Seller.

(b) Schedule 2.9(b)(i) lists all Intellectual Property Licenses. Seller has provided Purchaser with true and complete copies of all of such Intellectual Property Licenses. All such Intellectual Property Licenses are valid, binding and enforceable against Seller in accordance with its terms and are in full force and effect.  Except as set forth in Schedule 2.9(b)(ii), Seller has not sold any unauthorized licenses or support services to any customers, and Seller is not in breach or default of any Intellectual Property Licenses. None of the Intellectual Property Licenses is subject to any “open source” license that requires or conditions the use of such open source on the disclosure or distribution as open source any source code of the Purchased Intellectual Property.

(c) All filings and fees necessary to maintain registration of the Intellectual Property Registrations have been timely filed with and paid to the appropriate governmental authorities and authorized registrars, and all Intellectual Property Registrations are in good standing. Seller has provided Purchaser with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(d) The Purchased Intellectual Property and Intellectual Property Licenses as currently owned, licensed or used by Seller, and Seller’s conduct of the Business as currently conducted have not, do not and will not, to Seller’s knowledge, infringe, violate or misappropriate the Intellectual Property (as defined below) of any person. Seller has not received any communication, and no Action (as hereinafter defined in Section 2.12) has been instituted, settled or, to Seller’s knowledge, threatened, that alleges any such infringement, violation or misappropriation, and none of the Intellectual Property is subject to any outstanding governmental order or decree.

(e) Schedule 2.9(e) lists all licenses, sublicenses, end user agreements and other agreements pursuant to which Seller has granted rights or authority to any person with respect to any Purchased Intellectual Property or Intellectual Property Licenses. Seller has provided Purchaser with true and complete copies of all of such agreements. All such agreements are valid, binding and enforceable against Seller in accordance with their terms and are in full force and effect. To Seller’s knowledge, no person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any of the Purchased Intellectual Property.

(f) For all purposes of this Agreement, the definitions set forth below shall apply:

(i) “Purchased Intellectual Property” means all Intellectual Property that is owned by Seller and used in or necessary for the conduct of the Business as currently conducted by Seller.

(ii) “Intellectual Property Licenses” means all licenses, sublicenses, and other agreements by or through which other persons grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted by Seller.

(iii)  “Intellectual Property Registrations” means all Purchased Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any governmental authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

(iv) “Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the laws of any jurisdiction throughout the world: (A) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications; (B) Internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or governmental authority; (C) original works of authorship in any medium of expression, whether or not published, including but not limited to the Software and Information Technology (as defined below) all copyrights (whether registered, unregistered or arising by law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (D) confidential information, formulas, designs, devices, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; (E) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; and (F) all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing.

(v) “Software and Information Technology” means any and all software, applications, systems programs, source code, object code, logic, logic diagrams, flowcharts, algorithms, routines, sub-routines, utilities, tools, modules, file structures, coding sheets, coding, functional specifications, program specifications, designs, technical data, improvements, modifications, and versions thereof, and any documentation and other tangible embodiments of the foregoing, whether in eye readable or machine readable form, training manuals, user guides, end user instructional information, and all related technology information, that is used in, incorporated in, embodied in or displayed by any of the products or services developed, manufactured, marketed, licensed or sold in connection with the Business, or are used in the design, development, reproduction, maintenance or modification of any of products or services developed, manufactured, marketed, licensed or sold in connection with the Business.

2.10. Employees.

(a) Seller has provided to Purchaser a complete list of all persons who are employees, consultants or independent contractors of Seller as of the date hereof, setting forth for each such person the following: (i) name; (ii) title or position; (iii) full-time or part-time status; (iv) hire date; (v) current base compensation or wage rate; (vi) commission, bonus or other incentive-based compensation; (vii) severance and change in control benefits; and (viii) a description of any fringe benefits provided to such person. All compensation, commissions, bonuses and other amounts payable to current or former employees, consultants or independent contractors of Seller for services performed on or prior to the date hereof have been paid in full, and there are no outstanding agreements, understandings or commitments of Seller with respect to any commissions, bonuses or increases in compensation.

(b) Seller has complied in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, harassment, immigration, wages, hours, benefits, health and safety, workers’ compensation and unemployment insurance.  All individuals characterized and treated by Seller as consultants or contractors are properly treated as independent contractors under all applicable laws.  There are no investigations, actions, suits or proceedings pending, or to Seller’s knowledge, threatened to be brought or filed, by or with any governmental authority, court or arbitrator in connection with the employment of any current or former employee, consultant or independent contractor of Seller, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable laws.

(c) Seller is not a party to or bound by any collective bargaining agreement or other contract with a union, works council or labor organization (and no such contract is being negotiated by Seller). There is not any union, works council or labor organization representing or purporting to represent any employee of Seller, and, to Seller’s knowledge, no union, works council or labor organization or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There is no pending, or to Seller’s knowledge, threatened, strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any of its employees.

2.11. Service Warranties.  To Seller’s knowledge, each service performed by Seller based on contractual service warranties provided by Seller was, when performed, in material conformance with all applicable contractual obligations, including all applicable express and implied warranties.  Seller has provided Purchaser with true, correct and complete copies of the standard terms and conditions regarding the provision of its services (including applicable guarantee, warranty and indemnity provisions) (the “Standard Terms and Conditions”). To Seller’s knowledge, no service performed by Seller is subject to any guarantee, warranty or other indemnity beyond those provided in the Standard Terms and Conditions. There are no breach of warranty claims currently pending against Seller, or to Seller’s knowledge, threatened against Seller, regarding any service provided or delivered, or product licensed by Seller to its customers.

2.12. Litigation.  There is no suit, action, claim, proceeding, arbitration or governmental investigation (“Action”) pending or, to Seller’s knowledge, threatened against or by Seller relating to or affecting the Business or the Purchased Assets or that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  To Seller’s knowledge, no event has occurred or circumstances exist that would give rise to, or serve as a basis for, any such Action.

2.13. Customers and Suppliers.

(a) Schedule 2.13(a) sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $10,000 for the calendar year ended December 31, 2013 and for the period of January 1, 2014 through June 30, 2014 (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Seller has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce or alter its relationship with Seller.

(b) Schedule 2.13(b) sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $15,000 for the calendar year ended December 31, 2013 and for the period of January 1, 2014 through June 30, 2014 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Seller has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to Seller or to otherwise terminate or materially reduce or alter its relationship with Seller.

2.14. Taxes.  (a) All income and other material tax returns of or with respect to Seller that are due or that were required to be filed on or before the Closing Date by Seller have been timely filed. Such tax returns were true, complete and correct in all material respects when filed. Seller has properly paid all taxes owed by or with respect to Seller that have become due, whether or not shown due on any tax return.

(b) Seller has withheld and paid each tax required to have been withheld and paid by it in connection with amounts paid or owing by it to any employee, independent contractor, creditor, customer, member or other party, and complied with all reporting and backup withholding requirements under applicable law.

(c) Seller is not a party to any Action by any taxing authority. There are no pending or, to Seller’s knowledge, threatened Actions by any taxing authority.

(d) There is no Encumbrance for taxes upon any of the Purchased Assets and, to Seller’s knowledge, there is no reasonable basis for assertion of any claim attributable to taxes which, if adversely determined, would result in an Encumbrance upon any of the Purchased Assets.

(e) Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (“Code”).

(f) The provisions of the Maryland Uniform Commercial Code – Bulk Transfers do not apply to the transfer by Seller of the Purchased Assets under this Agreement.

2.15. Absence of Certain Changes.

Except as provided in the Schedule 2.15 hereto, since June 30, 2014, Seller has conducted the Business in the ordinary course of business consistent with past practices and there has not been:

(a) any change in the condition (financial or otherwise), properties, assets, liabilities, business, prospects or operations of Seller which change, by itself or in conjunction with all other such changes, has had or would have a material adverse effect on the Business, the value of the Purchased Assets or the ability of Seller to consummate the transactions contemplated hereby, in each case taken as whole;

(b) any purchase, sale, license or other disposition, or any agreement or other arrangement for the purchase, sale, license or other disposition, of any part of the Purchased Assets other than purchases and sales in the ordinary course of business;

(c) except for grants of licenses or sublicenses in the ordinary course of business consistent with past practices (including to Seller’s customers), any transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Purchased Intellectual Property or Intellectual Property Licenses;

(d) any damage, destruction or loss, whether or not covered by insurance, adversely affecting the Purchased Assets or Seller in excess of $10,000 per single occurrence;

(e) any mortgage or pledge of any of the Purchased Assets or any waiver of any material rights with respect to any of the Purchased Assets or the Business;

(f) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) involving more than $10,000 to which Seller is a party or by which it is bound and which is an Assigned Contract;

(g) any adoption, amendment, modification or termination of any bonus, profit sharing, incentive, severance or other plan, agreement or commitment for the benefit of any employee of Seller;

(h) any material change in any method of accounting or accounting practice for the Business, except as required by any accounting principles and standards governing the preparation and presentation of the Financial Statements;

(i) any material change in cash management practices and polices, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue, and acceptance of customer deposits; or

(j) any agreement or understanding, whether in writing or otherwise, for Seller to take any of the foregoing actions, or any action or omission that would result in any of the foregoing.

2.16. Compliance with Laws.  Seller has complied, and is in compliance, with all laws and regulations applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets. Seller has not received any notice from any governmental authority or other person regarding any actual, alleged or potential violation by Seller, or failure by Seller to comply with, or Seller’s liability under any applicable law.

2.17. Employee Benefit Plans.  After Closing, Purchaser shall not be responsible or liable as a result of the transactions contemplated by this Agreement for any payments or other obligations of Seller related to any employee benefit plans subject to ERISA, as that term is defined in Section 3(3) of ERISA, and fringe benefit plans, as that term is defined in Section 6039D(d) of the Code, which now are or ever have been maintained by Seller or to which Seller now has or has ever had an obligation to contribute (the “Employee Benefit Plans”).

2.18. Insurance.  Schedule 2.18 sets forth a true and complete list of all current policies or binders of insurance maintained by Seller and relating to the Business, the Purchased Assets or Assumed Liabilities and a list of all pending claims with respect to the Business, the Purchased Assets or Assumed Liabilities.  There are no claims related to the Business, the Purchased Assets or Assumed Liabilities pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. All such insurance policies are in full force and effect and enforceable in accordance with their terms, and all premiums due with respect thereto covering all periods prior to Closing have been paid.

2.19. Finders’ Fees.  Except for the fees payable to Highbank for its services in connection with this transaction, neither Seller nor its members has incurred or will incur or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

2.20. Data Privacy.  Schedule 2.20 contains a true and complete copy of Seller’s privacy policy regarding the collection and use of personal information. Seller has complied with such policy and, to Seller’s knowledge, with all applicable laws pertaining to privacy and the collection, use, disclosure, sharing and security of personal information.

2.21. Completeness. No representation, warranty or statement of Seller contained in this Agreement, the Seller Disclosure Schedule, the Seller Ancillary Agreements or, to Seller’s knowledge, any other certificate or document furnished to Purchaser by or on behalf of Seller in connection with this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements stated herein or therein, in light of the circumstances in which they are made, not misleading.

SECTION 3.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that the statements contained in this Section 3 are true and correct as of the date hereof.

3.1. Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased and as such business is currently conducted.

3.2. Authority.  Purchaser has full corporate power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Purchaser pursuant to this Agreement (each, a “Purchaser Ancillary Agreement” and, collectively, the “Purchaser Ancillary Agreements”) and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Purchaser Ancillary Agreement have been duly and validly authorized and approved by all necessary action on the part of Purchaser, and no other action on the part of Purchaser is required in connection therewith.  This Agreement and each Purchaser Ancillary Agreement constitute or, when executed and delivered, will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, except to the extent that enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or similar laws of general application affecting creditors’ rights or by the application by a court of equity principles.

3.3. No Conflicts; Consents.  The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Ancillary Agreement does not and will not (a) violate any foreign, federal, state, local or other laws, regulations or ordinances applicable to Purchaser; and (b) violate any term or provision of the organizational documents of Purchaser. No consent or waiver by, approval of, or designation, declaration or filing with, or notice to, any governmental or regulatory authority or court is required by or in connection with the execution, delivery and performance by Purchaser of this Agreement and each Purchaser Ancillary Agreement, other than compliance with applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

3.4. Litigation.  There is no Action pending, or to Purchaser’s knowledge, threatened against or by Purchaser that challenges or seeks to prevent, delay or otherwise interfere with the transactions contemplated hereby. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

3.5. Finders’ Fees.  The Purchaser has not incurred or will not incur or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

3.6. Completeness.  No representation, warranty or statement of Purchaser contained in this Agreement, the Purchaser Ancillary Agreements or any other certificate or document furnished to Seller by or on behalf of Purchaser in connection with this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements stated herein or therein, in light of the circumstances in which they are made, not misleading.

SECTION 4.
CLOSING DELIVERABLES

4.1. Deliveries to be Made by Seller at Closing. At the Closing, the following shall be delivered by Seller to Purchaser:

(a) possession of the Purchased Assets;

(b) a bill of sale in the form attached hereto as Exhibit B (“Bill of Sale”) and duly executed by Seller, conveying free, clear and unencumbered title to the Tangible Personal Property included in the Purchased Assets to Purchaser;

(c) an assignment and assumption agreement in the form attached hereto as Exhibit C (“Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Purchaser of the Purchased Assets and Assumed Liabilities;

(d) such documents of assignment and transfer in the forms attached hereto as Exhibit D duly executed by Seller (the “Intellectual Property Assignments”), transferring all of Seller’s right, title and interest in and to any of Purchased Intellectual Property and Intellectual Property Licenses to Purchaser;

(e) an independent contractor agreement in the form attached hereto as Exhibit E (the “Independent Contractor Agreement”), duly executed by Marcia Hart;

(f) non-competition and non-solicitation agreement with Marcia Hart in the form attached hereto as Exhibit F (the “Hart Non-Compete”), duly executed by Marcia Hart;

(g) an assignment of consultant agreement and consent in the form attached hereto as Exhibit G (“DataNaut Assignment and Consent Agreement”),duly executed by Seller and DataNaut, LLC;

(h) a subordination agreement with Wells Fargo (the “Subordination Agreement”), duly executed by Seller;

(i) a termination letter duly executed by Marcia Hart and Seller, terminating the Founder Compensation Agreement;

(j) resolutions duly adopted by the board of directors or manager, as applicable, of Seller and members of Seller, each authorizing the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby, certified by a duly authorized officer of Seller;

(k) the certificate of the Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the Seller Ancillary Agreements; and

(l) such other documents, certificates or instruments as Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

4.2. Deliveries to be Made by Purchaser at Closing.

 At Closing, the following shall be delivered by Purchaser to Seller:

(a) the Closing Day Cash Payment;

(b) the Note duly executed by Purchaser;

(c)           the Assignment and Assumption Agreement duly executed by Purchaser;

(c) the Hart Non-Compete duly executed by Purchaser;

(d) the Independent Contractor Agreement duly executed by Purchaser;

(e) the Subordination Agreement duly executed by Purchaser and Wells Fargo;

(f) the DataNaut Assignment and Consent Agreement duly executed by Purchaser;

(g) resolutions duly adopted by the board of directors of Purchaser, authorizing the execution, delivery and performance of this Agreement and the Purchaser Ancillary Agreements and the transactions contemplated hereby and thereby, certified by a duly authorized officer of Purchaser;

(h) the certificate of the Secretary (or equivalent officer) of Purchaser certifying the names and signatures of the officers of Purchaser authorized to sign this Agreement and the Purchaser Ancillary Agreements; and

(i) such other documents, certificates or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

SECTION 5.
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
AND INDEMNIFICATIONS

5.1. Survival of Representations and Warranties.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing for a period of eighteen (18) months after the Closing Date; provided, that the representations and warranties in Section 2.1, Section 2.2, Section 2.7, Section 2.9 and 2.19 shall survive until the maturity date of the Note (the “Maturity Date”) and the representations and warranties in Sections 2.14, and 2.17 and claims relating to actual fraud (and not constructive fraud) shall survive for the full period of all applicable statutes of limitation (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein shall survive the Closing until the latter of the Maturity Date or expiration of the period explicitly specified in such covenant or other agreement.

5.2. Indemnification by Seller.  Seller covenants and agrees to defend, indemnify and hold harmless Purchaser and its affiliates and their respective officers, directors, managers, members, employees, agents, successors and permitted assigns (collectively, the “Purchaser Indemnitees”) from and against, and pay or reimburse the Purchaser Indemnitees for, any and all claims, demands, losses, damages, liabilities, strict liabilities, obligations, fines, costs and expenses (including interest and penalties with respect thereto and reasonable attorneys’ fees and out-of-pocket expenses and costs of investigation), or other damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims) fixed or contingent, liquidated or unliquidated, matured or unmatured and all demands, assessments, judgments (collectively, “Losses”), incurred by such Purchaser Indemnitee and resulting from, arising out of or related to:

(a) any inaccuracy in or breach of any representation or warranty made by Seller herein, in any Seller Ancillary Agreement or in any other certificate or document delivered to Purchaser pursuant to this Agreement;

(b) operation and ownership of the Business or the Purchased Assets prior to the Closing and any third party claims or other liabilities arising out of or based upon the Business or any of the Purchased Assets prior to the Closing;

(c) any act of fraud on the part of Seller related to this Agreement;

(d) any breach or non-fulfillment of any covenant or agreement of Seller contained in this Agreement or in any Seller Ancillary Agreement;

(e) any Excluded Assets and any third party claims or other liabilities arising out of or based upon any Excluded Assets;

(f) any Excluded Liabilities and any third party claims or other liabilities arising out of or based upon any Excluded Liabilities;

(g) any severance, payment or other obligation due to any employee or independent contractor of Seller, including those arising out of the Closing or as a consequence of this Agreement; any and all liabilities for taxes owed by Seller in connection with Seller’s employment or termination of its employees prior to Closing; or

(h) all actions, suits, proceedings, demands, assessments or judgments (including all reasonable attorney fees and expenses) incident to any of the foregoing.

5.3. Indemnification by Purchaser.  Purchaser covenants and agrees to defend, indemnify and hold harmless Seller and its affiliates and their respective officers, directors, managers, employees, agents, successors and permitted assigns (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse Seller Indemnitees for all Losses incurred by or imposed upon such Seller Indemnitee and resulting from, arising out of or related to:

(a) any inaccuracy in or breach of any representation or warranty made by Purchaser herein or in any Purchaser Ancillary Agreement or in any other certificate or document delivered to Seller pursuant to this Agreement;

(b) any act of fraud on the part of Purchaser related to this Agreement;

(c) any breach or non-fulfillment of  any  covenant or agreement of Purchaser contained in this Agreement or in any Purchaser Ancillary Agreement;

(d) any Assumed Liabilities and any third party claims or other liabilities arising out of or based upon any of the Assumed Liabilities following Closing;

(e) operation and ownership of the Business or the Purchased Assets following Closing and any third party claims or other liabilities arising out of or based upon the Business or any of the Purchased Assets following Closing; or

(f) all actions, suits proceedings, demands, assessments or judgments (including all reasonable attorney fees and expenses) incident to any of the foregoing.

5.4. Indemnification Procedures.  The party making a claim under this Section 5 is referred to as the “Indemnitee,” and the party against whom such claims are asserted under this Section 5 is referred to as the “Indemnifying Party.”

(a) Third Party Claims. If any Indemnitee receives notice of the assertion or commencement of any Action made or brought by any person who is not a party to this Agreement or an affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Indemnitee with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnitee shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnitee, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnitee shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 5.4(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnitee. The Indemnitee shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnitee, provided, that if in the reasonable opinion of counsel to the Indemnitee, (i) there are legal defenses available to an Indemnitee that are different from or additional to those available to the Indemnifying Party; (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnitee that cannot be waived, (iii) the claim relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; or (iv) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnitee’s reputation or future business prospects; the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnitee in each jurisdiction for which the Indemnitee determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnitee in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnitee may, subject to 5.4(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including (subject to reasonable privilege and confidentiality concerns) making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnitee, except as provided in this Section 5.4(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee and provides, in customary form, for the unconditional release of each Indemnitee from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnitee. If the Indemnitee fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnitee fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnitee has assumed the defense pursuant to Section 5.4(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnitee on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnitee giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnitee becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnitee shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnitee shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to Seller’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

5.5. Payments; Offset and Holdback from Note.  Once a Loss is agreed to by the Indemnifying Party or adjudicated to be payable pursuant to this Section 5, the Indemnifying Party shall satisfy its obligations within fifteen (15) business days of such agreement or final, non-appealable adjudication, as the case may be, by wire transfer of immediately available funds. Notwithstanding the above, if the Indemnifying Party is Seller, any obligation of or claim against Seller in indemnification hereunder shall be offset and satisfied, up to a maximum offset amount of $500,000 (the “Offset Maximum Amount”), by offsetting the amounts owed by Purchaser to Seller under the Note (the “Offset Obligation”). Further, to the extent that a Third Party Claim or Direct Claim, pursuant to which Seller is the Indemnifying Party under this Section 5, is not finally resolved prior to the due date of the Note, Purchaser may holdback payment of such amounts (the “Holdback Amount”) otherwise due under the Note as it reasonably determines will be required to resolve the pending matter but in no event exceeding the Offset Maximum Amount, and pay the remaining portion of principal, if any, as and when due under the Note. The failure of Purchaser to pay the Holdback Amount on the due date under the Note will not constitute an event of default under the Note.

5.6. Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

5.7. Indemnification Cap.

(a)           Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of the aggregate liability of the Seller for any indemnification obligations under this Section 5 shall be limited to Five Hundred Thousand Dollars ($500,000) (the “Seller Indemnity Cap”); provided, however, the Seller Indemnity Cap shall not apply to any Loss which results from, arises out of or relates to (a) a breach of or inaccuracy in  the representations and warranties in Sections 2.1, 2.2, 2.7, 2.9, 2.1, 2.17, and 2.19, (b) fraud by Seller, (c) a breach of any covenant or agreement by Seller under Section 6.2 or Section 6.3, or (d) any Excluded Liabilities.

(b)           Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of the aggregate liability of the Purchaser for any indemnification obligations under this Section 5 shall be limited to Five Hundred Thousand Dollars ($500,000) (the “Purchaser Indemnity Cap”); provided, however, the Purchaser Indemnity Cap shall not apply to any Loss which results from, arises out of or relates to (a) a breach of or inaccuracy in the representations and warranties in Sections 3.1, 3.2, and 3.5, (b) fraud by Purchaser; or (c) any Assumed Liabilities.

5.8. Effect of Investigation.  The representations, warranties and covenants of the Indemnifying Party, and the Indemnitee’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnitee (including by any of its representatives) or by reason of the fact that the Indemnitee or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

5.9. Exclusive Remedies.  Subject to Section 6.3, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 5. Nothing in this 5.9 shall limit any person’s right to seek and obtain any equitable relief to which any person shall be entitled or to seek any remedy on account of any person’s fraudulent, criminal or intentional misconduct.

SECTION 6.
COVENANTS AND AGREEMENTS

6.1. Receivables. Seller hereby grants to Purchaser the right and authority following Closing to collect for Purchaser’s account any funds relating to any Accounts Receivable or any other Purchased Assets.  From and after the Closing, Seller shall promptly remit to Purchaser, or reimburse Purchaser for, all funds, and endorse or remit to Purchaser the proceeds of all checks, drafts, notes, or other documents included in the Purchased Assets that are received by Seller that should have otherwise been paid to Purchaser as part of the Purchased Assets.  Seller acknowledges and agrees that Purchaser is entitled to receive the open invoice of American Nurses Association in the amount of $4.293,000 and the open invoice of the federal Retirement Thrift Investment Board in the amount of $17,523.79 and that Seller shall promptly endorse or remit these amounts to Purchaser when received by Seller.

6.2. Employee Matters.

(a) On the Closing Date, Seller shall terminate the employment of those employees being hired as of the Closing Date by Purchaser.  Seller acknowledges that Purchaser is not obligated to offer employment to any of Seller’s employees and that, at Purchaser’s sole discretion, Purchaser may offer employment, on an “at-will” basis, to any such employees.  All terms of employment shall be at the discretion of Purchaser and all benefits and terms are subject to change as determined by Purchaser in its sole and absolute discretion

(b) Seller acknowledges and agrees with Purchaser that Seller shall be solely responsible, and Purchaser shall have no obligations whatsoever, for all compensation, employee benefits or other amounts payable to any current and former employees, officers, directors, managers, members or independent contractors of Seller, including, but not limited to, hourly pay, salary, commission, bonus, vacation pay, sick leave, COBRA (defined below) benefits, termination and severance payments, and fringe benefits owed to any employee of Seller for any period relating to the service of such employee with Seller at any time prior to the Closing Date, and Seller shall pay all such amounts to entitled persons on or prior to the Closing Date.  [At the Closing, in accordance with Seller’s policy, Seller shall pay each employee terminated as required under this Agreement and hired by Purchaser all vacation earned and accrued but not taken as of the Closing Date, in accordance with Seller’s employment policies regarding the same (which includes rights to take vacation that are vested due to prior year’s service as well as a pro rata amount of vacation earned in the current year), including Seller’s share of Social Security/Medicare taxes and unemployment taxes relating thereto. In addition, Seller will pay to such employees (a) the amount of any earned but unpaid bonuses for the current fiscal year, prorated as of the Closing Date, which are due and payable to Seller’s employees hired by Purchaser after the Closing, in accordance with Seller’s policies with respect thereto, and (b) the amount of any commissions which will be due and payable to any Seller’s employees hired by Purchaser after the Closing for business obtained prior to the Closing Date, in accordance with Seller’s policies with respect thereto.  For the purposes of this Agreement, “COBRA” shall mean health insurance continuation coverage as required by Section 4980B of the Code and Sections 601 through 609 of ERISA or as required by any applicable state law.

(c) Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, managers, members or independent contractors of Seller (and the spouses, dependents or beneficiaries thereof), which claims relate to events occurring prior to Closing.  Seller also shall remain solely responsible for all workers’ compensation claims of any current or former employees, directors, members or independent contractors of Seller which relate to events occurring prior to Closing.

(d) Concurrent with Closing, Seller shall permanently remove, or cause to be permanently removed, all data, files and records constituting Purchased Assets that are stored on the personal computer or laptop owned by each employee of Seller and move, or cause to be moved, all of such data, files and records to a mutually agreed file storage location.

6.3. Non-Competition and Non-Solicitation.

(a)  Seller covenants and agrees that for a period of two (2) years from the date hereof (the “Restricted Period”), Seller shall not, directly or indirectly, on its own behalf or on behalf of any other person or entity (other than Purchaser) (i) engage in or assist others in engaging in the business of selling web-based space management software for tracking people, space and physical assets in any geographic area; (ii) cause, solicit or encourage any actual or prospective client, customer, distributor, vendor, supplier or licensor of Purchaser or any other person who has a business relationship with Purchaser, to terminate or diminish any such actual or prospective relationship with Purchaser; or (iii) recruit, offer employment to, employ, engage as a consultant, or in any other manner persuade or attempt to persuade, any employee of Seller who is hired by Purchaser at Closing or employee of Purchaser or any of Purchaser’s affiliates to leave the employment or engagement of Purchaser or any of its affiliates; provided, that nothing in this Section 6.3(a) shall prevent Seller from (i) making solicitations for employment to the public or the industry generally through advertising that is not specifically targeted at employees of the Purchaser or any of its affiliates; or (ii) hiring any employee whose employment has been terminated by Purchaser or any of its affiliates.

(b) In the event of any breach of Section 6.3 by Seller, in addition to, and not in lieu of any other remedies to which the non-breaching party may be entitled, Seller and Purchaser each agree that a breach of any covenant set forth in this Section 6.3 would result in irreparable injury, harm, and damage to the non-breaching party for which such party would have no adequate remedy at law, and Seller and Purchaser each further agree, in the event of any breach or threatened breach of any provision of this Section 6.3, the non-breaching party shall be entitled to an immediate injunction and restraining order to prevent such violation or continuing violation, without having to prove damages, and any such violation may be enjoined through proper action filed in a court of competent jurisdiction.

(c) Seller acknowledges and agrees that all restrictions in Section 6.3(a) are necessary and fundamental to the protection of the Purchased Assets, and are reasonable and valid, and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby. In the event that any covenant contained in this Section 6.3 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 6.3 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.4. Use of Office Space.  During the period following the Closing Date until August 31, 2014, Seller shall make, or cause its affiliates to make, available to Purchaser for use the during the customary business hours of Seller, Seller’s office space free of charge; it being understood that the Betamore membership agreements (the “Betamore Agreements”) are Excluded Assets and all costs and obligations arising under the Betamore Agreements are Excluded Liabilities.

6.5. Hosting Services Agreement.  Seller shall not terminate the Hosting Services Agreement with Rackspace (the “Rackspace Agreement”), and shall keep the Rackspace Agreement in full force and effect at no cost to Purchaser for a period of sixty (60) days following the Closing Date; it being understood that the Rackspace Agreement is an Excluded Asset and all costs and obligations arising under the Rackspace Agreement are Excluded Liabilities.

6.6. Further Assurances   From and after the Closing, each of the parties shall execute and deliver  such other documents, instruments, conveyances and assurances and take such other actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated herein and the documents to be delivered hereunder. The Seller shall, and shall use its commercially reasonable efforts to cause its representatives to, cooperate and assist the Purchaser with an orderly transition of the Business and Purchased Assets to Purchaser.

SECTION 7.
MISCELLANEOUS

7.1. No Waiver.  The failure of any party hereto at any time to require performance by any other party of any provision of this Agreement shall not affect the right of such party to require performance of that provision and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provisions, a waiver of the provision itself or a waiver of any right under this Agreement.

7.2. Successors and Assigns.   No assignment by any party hereto shall be permissible without the written consent of the other parties hereto, and this Agreement and all representations, warranties, covenants and agreements contained herein shall be binding upon and inure to the benefit of the parties hereto and their authorized assigns and their respective successors, heirs and administrators.  At or after the Closing, all or any of the rights of Purchaser hereunder may be assigned as collateral security to any lender or lenders (including any agent for any such lender or lenders) providing financing to Purchaser, or to any assignee or assignees of any such lender, lenders or agent.

7.3. Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of that State of Delaware, without giving effect to any choice or conflict of law provision or rule. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby must be instituted in the federal or state courts located in the City of Wilmington, Delaware. Each party submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Each party waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.  Either party may make service of process on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.5. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and therefore, each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

7.4. Expenses; Transfer Taxes.   Except as otherwise expressly provided herein, all costs and expenses (including, but not limited to, fees and expenses of counsel) incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the party incurring such cost and expenses, whether or not such transactions are consummated for any reason. All transfer, sales, use and other similar taxes and fees incurred in connection with this Agreement or resulting from the transfer of the Purchased Assets shall be paid by Seller when due. Seller shall, at its own expense, prepare and timely file any tax return or other document with respect to such taxes or fees.

7.5. Notices.   All notices, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) when delivered by hand (with written confirmation of receipt); (b) when received if sent by a nationally recognized overnight delivery service (receipt requested); (c) on the date  sent  by email of a PDF document (with written confirmation of transmission); and (d) on the third day after the date mailed, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent to the following address or to such other place and with such other copies as any party may designate as to itself by notice to the others:

(a)           If to Purchaser:

Asure Software, Inc.
110 Wild Basin Road, Suite 100
Austin, Texas  78746
Attention:  CEO
Email: pgoepel@asuresoftware.com

With a copy (which shall not constitute notice) to:

Messerli & Kramer P.A.
100 South Fifth Street
1400 Fifth Street Towers
Minneapolis, MN  55402
Attention:  David Weigman, Esq.
Email: dweigman@messerlikramer.com

(b)           If to Seller:

Roomtag, LLC
1628 Bolton St.
Baltimore, MD 21217
Attention: Marcia Hart
Email: marcia.hart@roomtag.com

With a copy (which shall not constitute notice) to:

Ober ׀ Kaler
100 Light Street
Baltimore, MD 21202
Attention:  Victoria Baylin, Esq.
Email: vabaylin@ober.com

7.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one in the same instrument.  A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

7.7. Announcements and Communications.  Seller and Purchaser agree not to make any public announcement in respect to this Agreement and the transactions contemplated hereby or furnish any information to the public or any third party concerning the financial or non-financial aspects of the transactions contemplated by this Agreement prior to or after Closing, unless such announcement or furnishing of information is agreed upon by all parties hereto or is necessitated by Securities and Exchange Commission rules and regulations, stock exchange rules, federal securities laws or other applicable laws, as reasonably determined by counsel for the Purchaser and after consultation with Seller.  Nothing contained herein shall prohibit or restrict communication by Purchaser to customers of the Business.

7.8. Entire Agreement.  This Agreement, together with the schedules, documents and instruments delivered pursuant to and specified in this Agreement, sets forth the entire agreement and understanding between the parties as to the subject matter hereof, and merges and supersedes all prior discussions, agreements and understandings of every and any nature between them, and no party shall be bound by any condition, definition, warranty or representation, other than as expressly set forth or provided for in this Agreement, or as may be, on or subsequent to the date hereof, set forth in writing and signed by the party to be bound thereby.  This Agreement may not be changed or modified, except by agreement in writing, signed by all of the parties hereto.

7.9. Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to Purchaser or the Seller, upon any breach or default of Seller or of Purchaser, respectively, under this Agreement, shall impair any such right, power or remedy of such person nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

7.10. Severability.  Unless otherwise provided herein, if any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the unenforceable provision shall be deemed modified to the limited extent required to permit its enforcement in a manner most closely approximating the intention of the parties as expressed herein.

7.11. Time; Captions; Exhibits and Schedules.  Time is of the essence of this Agreement.  The captions contained in this Agreement in no way define, limit or extend any provision of this Agreement.  The exhibits and Seller Disclosure Schedule that are attached to this Agreement are a part of this Agreement and are incorporated herein by reference.

7.12. Construction.  This Agreement is to be deemed to have been prepared jointly by the parties hereto after arms-length negotiations, and any uncertainty or ambiguity existing herein shall not be interpreted against any party, but according to the application of the rules of interpretation of contracts.

7.13. Third Party Beneficiaries.  Except as expressly provided in Section 5, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than parties hereto and their respective successors and permitted assigns.

 [Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PURCHASER:

ASURE SOFTWARE, INC.

By:

Name: Patrick F. Goepel
Title: Chief Executive Officer

SELLER:

ROOMTAG, LLC

By:

Name: Marcia Hart
Title: Chief Executive Officer

[Signature page to Asset Purchase Agreement